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                                                                     Page 1 of 6

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 EntreMed, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29382F103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 14, 1999
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                (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1 (b)
[X] Rule 13d-1 (c)
[ ] Rule 13d-1 (d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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                                                                    Page 2 of 6

                                  SCHEDULE 13G

-------------------------
CUSIP No. 29382F103
-------------------------

        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      BRISTOL-MYERS SQUIBB COMPANY
                      I.R.S. Employer Identification Number 22-079-0350
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        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]
                                                                   (b) [X]
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        3      SEC USE ONLY

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        4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
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 NUMBER OF                   5      SOLE VOTING POWER
  SHARES                            583,332
BENEFICIALLY                        ---------------------------
 OWNED BY                    6      SHARED VOTING POWER
   EACH                             0
 REPORTING                           ---------------------------
PERSON WITH                  7      SOLE DISPOSITIVE POWER
                                    583,332
                                    ---------------------------
                             8      SHARED DISPOSITIVE POWER
                                     0
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        9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             583,332
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        10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                     [_]
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        11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             4.0%
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        12     TYPE OF REPORTING PERSON

                                    CO
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                                                                   Page 3 of 6

-------------------------
CUSIP NO. 29382F103                 13G
-------------------------


Item 1(a).     Name of Issuer:
               EntreMed, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               9640 Medical Center Drive, Rockville, Maryland 20850

Item 2(a).     Name of Person Filing:
               Bristol-Myers Squibb Company

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               345 Park Avenue, New York, NY 10154

Item 2(c).     Citizenship:
               Delaware

Item 2(d).     Title of Class of Securities:
               Common Stock, $.01 par value per share

Item 2(e).     CUSIP Number: 29382F103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ]  Broker or dealer registered under Section 15 of the Act;

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act;

               (e)  [ ]  Investment Adviser in accordance with Rule 13d-1 (b)
                         (1) (ii) (E);

               (f)  [ ]  An Employee Benefit Plan or Endowment Fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A Parent Holding Company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);







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                                                                   Page 4 of 6

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CUSIP NO. 29382F103                    13G
-------------------------

               (h)  [ ]   A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;

               (i)  [ ]   A church plan that is excluded from the
                          definition of an investment company under Section
                          3(c)(14) of the Investment Company Act;

               (j)  [ ]   Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).
               If this statement is filed pursuant to Rule 13d-1(c), check this box.  [x]

Item 4.        Ownership.

               (a)   Amount beneficially owned:
                                       583,332
                      -----------------------------------------------------------
               (b)    Percent of class:
                                            4.0%
                      -----------------------------------------------------------
               (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote       583,332
                                                                     ---------,
               (ii)   Shared power to vote or to direct the vote      0
                                                                     ---------,
               (iii)  Sole power to dispose or to direct the
                      disposition of                                 583,332
                                                                     --------,
               (iv)   Shared power to dispose or to direct the
                      disposition of                                  0
                                                                     --------.
Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.
               Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
               Inapplicable.






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                                                                   Page 5 of 6

-------------------------
CUSIP NO. 29382F103                    13G
-------------------------

Item 8.        Identification and Classification of Members of the Group.
               Inapplicable.

Item 9.        Notice of Dissolution of Group.
               Inapplicable.

Item 10.       Certification.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






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                                                                     Page 6 of 6

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:     February 11, 2000                BRISTOL-MYERS SQUIBB COMPANY
           -----------------------

                                            By: /s/ Robert E. Ewers, Jr.
                                                -------------------------
                                                Robert E. Ewers, Jr.
                                                Senior Counsel and
                                                Assistant Secretary